Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Regency Centers Corporation:

We consent to the incorporation by reference in the Registration Statement (File No. 333-149872) on Form S-8 dated March 21, 2008 of Regency Centers Corporation of our report dated June 25, 2008, relating to the statements of net assets available for benefits of the Regency Centers 401(k) Profit Sharing Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the year ended December 31, 2007, and the related Supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2007, which report appears in the Form 11–K/A of the Regency Centers 401(k) Profit Sharing Plan.

/s/ KPMG LLP

June 25, 2008

Jacksonville, Florida

Certified Public Accountants

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